Exhibit 5.1
October 12, 2010
Dex One Corporation
1001 Winstead Drive
Cary, NC 27513
Ladies and Gentlemen:
     I have acted as counsel to Dex One Corporation (the “Company”) in connection with the preparation of the Registration Statement on Form S-8 filed today under the Securities Act of 1933, as amended (the “Registration Statement”), covering shares of common stock, $0.001 par value per share, of the Company (the “Common Stock”) which may be issued under the Employment Agreement with Alfred Mockett (the “Employment Agreement”) as a result of awards or the exercise of options granted to Alfred Mockett thereunder.
     I have examined the Employment Agreement and such other records, documents, and matters of law and satisfied myself as to such matters of fact as I have deemed relevant for purposes of this opinion. In rendering this opinion, I have assumed without investigation that the information supplied to me by the Company and its employees and agents is accurate and complete.
     Based upon and subject to the foregoing, I am of the opinion that, assuming that (i) the Registration Statement becomes effective under the Securities Act of 1933, as amended and (ii) the shares of Common Stock (the “Shares”) will be issued in accordance with the terms of the Employment Agreement and in the manner described in the Registration Statement, the Shares to be issued to Mr. Mockett under the Employment Agreement will be validly issued, fully paid, and non-assessable when so delivered pursuant to and in accordance with the terms and conditions of the Employment Agreement.
     The opinions expressed herein are limited solely to the General Corporation Law of the State of Delaware. I express no opinion on the laws of any other jurisdiction or the applicability or effect of any such laws or principles. I do not find it necessary for purposes of this opinion, and accordingly do not purport herein, to cover the application of the securities of “Blue Sky” laws of the various states to the delivery of the Shares to the participants pursuant to and in accordance with the terms and conditions of the Employment Agreement.
     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me included in and made a part of the Registration Statement.

Very truly yours,
/s/ Mark W. Hianik
Mark W. Hianik